Exhibit 99.1
PACKAGING CORPORATION OF AMERICA ANNOUNCES SEPARATION OF CHAIRMAN AND CEO ROLES; MARK W. KOWLZAN NAMED CEO
Lake Forest, IL June 29, 2010 — Packaging Corporation of America (NYSE: PKG) announced today that effective July 1, 2010 it will separate the roles of Chairman and CEO into two positions. Paul T. Stecko will remain as Chairman of the Board and an executive officer of the company. He will relinquish his role as CEO to Mark W. Kowlzan, age 55, who has also been named to the company’s board of directors.
As Executive Chairman, Mr. Stecko will focus primarily on major strategic issues and initiatives as well as other important board and shareholder matters. In this regard, Mr. Stecko has entered into a new employment agreement with the company which includes financial incentives that require that he remain with the company until June 30, 2013 to achieve.
Prior to being named CEO, Mr. Kowlzan served PCA for the past ten years as Senior Vice President- Containerboard with responsibility for the company’s containerboard mill operations. Mr. Kowlzan joined PCA in 1996 and has over 25 years experience in the paper and forest products industry serving in a wide variety of technical, manufacturing and leadership positions. His complete biography is attached to this release.
Commenting on the announcement, Mr. Stecko said, “The separation of the Chairman and CEO roles facilitates our succession process, giving Mark Kowlzan overall responsibility for the leadership of the company while allowing me to continue to contribute in important strategic aspects of the business as well as helping ensure a smooth and effective transfer of responsibilities within the organization.”
Mr. Stecko added, “Mark Kowlzan has clearly demonstrated his strong leadership and technical skills by building one of the lowest cost and most efficient containerboard mill systems in the industry. He, along with Tom Hassfurther, our EVP-Corrugated Products, Rick West, our CFO and myself all have over 25 years experience in this industry. I am confident that Mark will be an effective and successful leader who will build upon PCA’s record of producing industry leading results and continue our focus on creating shareholder value.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.15 billion in 2009. PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.
Contact: Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA Web Site: www.packagingcorp.com

Mark W. Kowlzan
Biographical Overview
     Mark W. Kowlzan, age 55, was born and raised in Gardner, Mass. and currently resides in Lake Forest, Ill. with his wife, Sue. He received a Bachelor of Arts in Natural Science from Assumption College in 1977 and Bachelors of Science in Chemical Engineering and Pulp and Paper Engineering from the University of Massachusetts Lowell in 1980. He also received a Master of Science in Pulp and Paper Engineering from University of Massachusetts Lowell in 1981 and a Master of Business Administration from the University of Louisiana at Monroe in 1985.
     Mr. Kowlzan began his career in 1981 as a process engineer at International Paper Company’s Bastrop, La., white papers mill. Over the next 15 years, he held positions of increasing responsibility in process engineering and manufacturing management in International Paper’s North American paper mill system, including manager of operations at its Selma, Ala., white papers mill and the Androscoggin coated publication papers mill in Jay, Maine.
     He joined Packaging Corporation of America in 1996 and became Mill Manager at its Counce, Tenn., linerboard mill, PCA’s largest mill. In 1998, he became Vice President and General Manager of PCA’s containerboard mill system, including responsibility for woodlands and wood products operations. In 2001, he was promoted to PCA’s Senior Vice President, Containerboard.